FiscalNote, Inc. (NYSE: NOTE)

First Quarter 2024 Financial Results Conference Call

Pre-Recorded Prepared Comments

Speaker 1: Bob Burrows, Founder, Western Avenue Advisers LLC
(Investor Relations Consultant to the Company)

Good morning.

My name is Bob Burrows. I am with Western Avenue Advisers LLC, which was hired in April as an investor relations consultant to the Company following Sara Buda’s recent departure. I look forward to speaking to, and being a resource for, the Company’s investor stakeholders in the days, weeks and months ahead.

Thank you for joining the call today as we discuss FiscalNote’s first quarter 2024 financial results.

With me on today’s call with prepared comments are: Tim Hwang, Chairman, CEO and Co-Founder; and Jon Slabaugh, CFO and Chief Investment Officer. Other members of the senior management team will be available during the Q&A session that will follow these prepared comments.

Please note, a slide deck specific to the first quarter 2024 results and intended as a supplement to the earnings release as well as the forthcoming prepared comments from management, is available on the Company website.

In terms of important housekeeping, it is important to mention the following. During this call, we may make certain statements related to our business that are forward-looking statements under federal securities laws. These statements are not guarantees of future performance but, rather, are subject to a variety of risks and uncertainties. Our actual results could differ materially from expectations reflected in any forward-looking statements. For a discussion of the material risks and important factors that could affect our actual results as well as the risks and other important factors discussed in today's earnings release, please refer to our SEC filings which are available either on our Company website or the Securities and Exchange Commission’s EDGAR system.

Additionally, non-GAAP financial measures will be discussed on this conference call. Please refer to the tables in our earnings release or the accompanying slide deck for this call, both of which are available on the Investor Relations portion of our website, for a reconciliation of these measures to their most directly comparable GAAP financial measure.

Finally, we use key performance indicators or KPIs in evaluating the performance of our business. These include: run-rate revenue or RRR, annual recurring revenue or ARR, and net retention revenue. Again, please refer to the earnings release or the accompanying slide deck for this call for definitions of these important metrics.

With that, I'd like to turn the call over to FiscalNote's Chairman, CEO and Co-Founder, Tim Hwang.

Tim?

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Speaker 2: Tim Hwang, Chairman, CEO and Co-Founder, FiscalNote, Inc.

Thank you, Bob, for that introduction and thank you all for joining us this morning. It’s great to be with you today to discuss our first quarter 2024 results and provide an update on the state of our overall business. We will also offer some perspective on our strengthened balance sheet position and profitable growth with the recent divestiture of a non-core business as well as elaborate on our product strategy and our commitment to driving strong return on invested capital. I always look forward to these opportunities to connect with our shareholders and share with you the exciting developments at FiscalNote.

First, let me remind you of some of the core fundamentals of FiscalNote:

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We’re on a mission to help our customers make sense of the complicated and constantly changing world we live in by delivering a proprietary, AI-enabled platform that aggregates and organizes regulatory, political, and macroeconomic information and analyzes the impacts on their organizations.
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We are the market leading AI platform for the regulatory, legislative, policy, and geopolitical intelligence sectors - essentially the Bloomberg terminal for regulatory, legislative, and strategic risk, drawing upon a deep reservoir of technical expertise, proprietary data and analytical tools.
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Our proprietary, high quality, and authoritative data on a range of aspects include international, federal, state, and local legislation across 80,000+ cities, all 50 states, and every major federal regulatory agency as well as deep profiles of tens of thousands of policymakers, millions of legislative and regulatory votes, and purpose-built analytical tools monitoring governments around the world has enabled FiscalNote to build a market leading position across thousands of customers. Many of our assets including CQ serve essentially as the Dow Jones of the legislative and policy worlds providing deep domain expertise with proprietary data. CQ, as an example, has been providing Washington with information about congressional votes, budgets, and congressional information since 1945.
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We operate in a large and growing $40 billion dollar addressable market driven by increasing global uncertainty as well as operational and regulatory complexity that impacts almost every organization - from governments and nonprofit organizations through large enterprises who operate in a highly regulated global environment.
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We have a strong and enduring competitive moat underpinned by our decade-long investment in data, AI and human intelligence. Our broad AI leadership in both generative AI and domain specific AI is supported by a deep patent portfolio and is recognized by the world’s preeminent AI platforms from OpenAI to Microsoft and Google.
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We are passionate about our customers’ success. Thousands of organizations ranging from government agencies and public sector organizations to major corporate customers in the Fortune 100 rely on FiscalNote every day to help interpret the impact of policies, legislation, elections, global conflicts, and macroeconomic shifts on their institutions and, more importantly, to take actions which achieve their business objectives and minimize political, operational and economic risk. This forms the basis of our durable and long-term growth.
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We enjoy recurring, compounding revenue streams with customers who renew their subscriptions year after year and have a proven business model of successful upsell and cross sell by offering incremental data sets, products and capabilities that enhance and expand our customer value. Our net dollar retention has stayed in the high 90s on a consistent basis and our revenue stream is approximately 90% recurring in nature, which provides for a high degree of visibility.
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We have strong financial momentum supported by healthy, compounding top line growth, ongoing adjusted EBITDA profitability and a solid cash position.
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Our management team has a strong record of innovation and product success that have enabled us to push the bounds of the market and be innovative on behalf of our customers.
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We have relentlessly focused on capital allocation strategies that support our goal to build a durable, profitable, compounding growth company that provides unique value to the world’s most important decision makers. As we scale the business, we expect to deliver long-term free cash flow margins in line with other information services leaders at scale. Just as S&P Global, IHS Markit, Factset, Morningstar, CoStar, and Avalara have innovated in their respective information fields, FiscalNote is forging a new path for global political, legislative and regulatory policy and market intelligence by delivering mission critical information that has a direct impact on our customers’ operations.
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With our established AI pedigree and our vast array of validated, trusted data, we are in a unique position to lead what is an entirely new category within the information services industry and we have a clear competitive advantage to deliver on this outcome.

With that as a backdrop, let me turn to some of the exciting developments that are happening at FiscalNote.

We kicked off 2024 with a solid start, delivering total revenues of $32 million, which was slightly above our previously provided guidance, and Adjusted EBITDA of just over $1 million, marking an important improvement in profitability versus the prior year and in line with previous guidance. This also marks our third straight quarter of Adjusted EBITDA profitability as a company.

These results reflect the hard work and dedication of the entire FiscalNote team as we continue to execute on our mission to deliver critical insights to the world’s most important decision makers. Whether it’s a Fortune 100 company navigating complex regulatory landscapes or a government agency seeking to understand the impact of policy changes, FiscalNote is there, providing the data, tools and expertise they need to make informed decisions.

As we entered this year, we did so as a leaner, more focused organization with a relentless commitment to leveraging our decade-long investment in Artificial Intelligence. We have launched new products and are optimizing our go-to market approaches to maximize the impact of our AI technologies married with our product strategy. This is providing enormous benefit to our customers through enhanced access to our sizable, unique and curated datasets. And while the rest of the industry is just now catching on to the power of AI, it’s been at the core of what we do at FiscalNote since our founding. To our benefit, we also believe the current generation of AI tools will help us unlock faster, easier and more scalable access to our vast collection of unique data assets.

Our proprietary AI capabilities - built on a foundation of vast high quality and trusted data sets and deep domain expertise - continues to strengthen and amplify our leadership position and drive unparalleled value for our customers. From automating the analysis of complex documents and data sets – from our foundation in legal and regulatory, to our expansion into macro and microeconomic data, geopolitical information, and operational security, to predicting the impact of policy changes and identifying unmaterialized risks in global finance, security, and supply chains – our AI is transforming the way organizations navigate an increasingly uncertain and highly complex world. We believe FiscalNote's strategy of investing in proprietary content and deep AI workflows will ultimately become the dominant way that customers will come to navigate legislative, regulatory, and political risk in the future. In short, we believe that we are in the right place at the right time.

In the first quarter, we made significant progress on several fronts. Most notably, we successfully completed the divestiture of Board.org, a strategic move that enabled us to reduce our debt by $65 million and strengthen our cash position by approximately $15 million– two outcomes that positively impacted our balance sheet. This transaction not only enhances our financial flexibility but also allows us to focus our resources on our core markets and on offerings where we see the greatest potential for long-term growth and shareholder value creation.

This divestiture is also a reflection of FiscalNote’s focus on strong and expanding product-level margins. As we gain revenue scale against our fixed operating costs, we anticipate realizing substantial incremental compounded growth in Adjusted EBITDA.

Having achieved Adjusted EBITDA profitability in 2023, we now turn to driving sustained growth in the business. I will elaborate on this in two parts. The first is in talking in depth about our AI and product strategy and the second is discussing our operational improvements which are driving profitable growth.

Our FiscalNote team has done an excellent job, particularly in new green shoot areas of growth, including our European policy business and our security risk businesses; and we expect double-digit growth from both. As these growth areas of our business continue to scale and become a larger proportion of our business, we expect their impact to start pushing up our overall growth rates.

So, let’s spend a few moments talking about AI. Understanding our AI strategy is critical to understanding where we are going and where some of our growth will come from. I will first talk about where we are and then I will focus on where we are going with respect to our product strategy and our investments in AI. As recognized by OpenAI, Google, and Microsoft through our AI partnerships with each of these industry leaders, we are now focused on ensuring that we can surface our AI strategy to as many clients as possible with the goal of driving growth in the future. Our trusted content and information, married with deep subject matter expertise, a leading AI organization, and access to thousands of existing customers spanning corporate and government agencies enable FiscalNote to be at the forefront of generative AI. This represents a compelling opportunity to surface our product and data capabilities to more users and through even more use cases.

With the goal of providing a deeper dive into our AI investments, I’d like to outline three stages of development that have allowed us to embark upon our journey into the current generation of AI. Some of these stages are a bit technical, but I believe they are important to outline in order to understand the foundation we have created and what it will enable.

For simplicity, I am going to classify our past 10 years as Stage 1. FiscalNote has spent the past decade aggregating, cleansing, and building a massive repository of legislative, regulatory, and geopolitical information from over 80 different countries. We have spent a considerable amount of resources in developing and maintaining proprietary technology and deep expertise in building a market leadership position in these information fields. We have leveraged a range of technologies including data ingestion, ETL pipelines, pre-processing, metadata tagging, taxonomy creation, machine translation, data schema creation, etc. and we have pointed and geared these technologies towards our industry vertical. We have built a powerful data ingestion platform. We have pioneered a new category. And this market leading position has enabled us to service thousands of customers from Fortune 500 companies to government agencies. Our products analyze political and policy trends and provide us with a unique and unparalleled view into understanding the most pressing regulatory, legal and policy challenges that our clients face every single day. The information services market has been making investments in AI at this stage for years, but now with generative AI we will also see substantial advancements in the use technologies such as AI-assisted coding to accelerate the acquisition of new information sets and consequently an acceleration in the addition of new product lines.

Moving to Stage 2, In August of 2023, we announced the creation of FiscalNoteGPT, the first proprietary platform incorporating generative AI and large language model capabilities customized for legislative, regulatory, and policy workflows. FiscalNoteGPT takes public and proprietary legal, regulatory, and policy data, processes it using some of the most powerful large language model and AI technologies and applies FiscalNote’s long standing expertise in AI and data collection, normalizing it in order to provide users with a reliable, trusted, and secure product experience customized to meet the specific needs of the legal, policy, and regulatory domain.

The initial capabilities that FiscalNoteGPT was built to enable include assisting customers by identifying pressing policy and regulatory concerns, generating new insights and recommendations, summarizing timely and relevant issues, and finding pertinent answers and information from FiscalNote’s proprietary databases, consisting of thousands of trusted internal and external sources, which form the basis of FiscalNote’s award-winning, incisive, and actionable content.

Launching this product in 2023 was an important milestone and it has set the stage for our next set of product releases. Critical for our clients is the need for domain-specific AI systems that are based on known and accurate data sources. Also critical for our clients is the need for concise responses that do not include hallucinations induced by models trained on data assets that could provide misleading or incorrect responses. Despite the many major advances in AI and the use of LLMs in the technology industry, further domain-specific systems are needed to advance the expert use case that our clients require to perform their day-to-day legal and regulatory analysis. FiscalNote has developed a domain-specific approach in building our FiscalNoteGPT product and we consequently address the unique complexity that exists in the legal and regulatory world and believes that, as we further develop FiscalNoteGPT, it will become a mission critical service for customers across the legal, policy and regulatory industry.

In Stage 3, FiscalNote in the first quarter of this year successfully completed the creation of a Copilot and Reasoning Platform that leverages the data from Stage 1 and the verticalized LLM in Stage 2 to build extensible and repeatable AI Agents and Copilots. As you may know from following other AI industry developments, the ability to deploy agent technology in combination with large language models is fueling significant improvements, especially where deep domain expertise is required.

As such, our new platform enables us to do two things. First, our product teams can rapidly develop AI agents and AI-driven chat interfaces capable of marrying our AI technology, including FiscalNoteGPT, with FiscalNote's authoritative content and insights to bring significant productivity benefits for the industry. In other words, we created an AI Copilot and Agent Creator. This Copilot Creator allows our developers to create AI Agents and enables us to leverage our content and information and language models to accelerate our ability to bring Generative AI capabilities to our portfolio and markets without the added cost of rebuilding our core infrastructure every time we want to release a new product or address a new AI Agent or CoPilot use case. We have consequently updated our product roadmap to accelerate the launch of these new AI Copilot products, leveraging various parts of our AI Copilot Creator that can launch new products on substantially the same code base. In other words, new AI Copilots and AI Agents will not be contingent on a massive investment in R&D and we believe this will drive a substantial increase in our ability to launch dozens of domain specific AI Copilots.

The second thing that our Copilot Creator enables is that because the Copilot Creator relies on authoritative information, we are also able to control substantially for hallucinations and other problems with the generative AI space that cannot be obtained from off-the-shelf AI models such as GPT-4, Anthropic, Mistral, and others. In effect, we’ve created a reasoning engine in the legislative and regulatory categories. Our methodology and reasoning engine allow for fact-checking of information and limits the exposure of proprietary company data into third party large language models, when we leverage them in limited cases, enabling deeper trust of generative AI in our space. Unlike other platforms in the industry that leverage other people's data and other people's AI models, FiscalNote has built its own engine for collecting information and its own AI models adapted for the legal, legislative, and regulatory professions. FiscalNote is consequently best positioned to provide AI leadership in the legislative, regulatory, and policy fields. Given that we have been in the market since 2013 with our products, given our comprehensive global client base, and given that we made the conscious decision to develop deep expertise in data aggregation, AI modeling, and key areas like summarization and machine translation, we believe that we are in the right place and at the right time to capture the upside that sits in front of us.

Today and going forward, FiscalNote will leverage the data from Stage 1, the AI models from Stage 2, and the Copilot and Reasoning Platform as a Service from Stage 3 to begin launching a series of AI Copilots and Agents that collectively will build a powerful legal, regulatory, and geopolitical AI assistant, and eventually the world’s most powerful AI lawyer. Similarly, we will do the same to support adjacent personas across the span of strategic risk and opportunity. The goal here is to capitalize on our decades of data aggregation and deep domain knowledge and launch dozens of these new point solution AI Copilots in and around the legal, regulatory and strategic risk industries and thereby radically transform the work and productivity of our customers. FiscalNote’s new AI Copilots will be revolutionary new AI agents fine-tuned for regulatory and risk management professionals to facilitate their day-to-day work on key tasks related to legislation, regulatory compliance, advocacy, constituent communications, and global risk. With this, we are launching what we see as an incredibly powerful Generative AI platform that can create and rapidly deploy a series of Copilots that can expertly perform time consuming domain-specific tasks, free up substantial amounts of time for our customers, and provide unique and valuable insights that were not possible before. These AI agents are not static and, importantly, will rapidly improve over time as our technology continues to develop and as we deploy our AI-based products and services to our extensive client base.

We launched our first AI Agent, StressLens, with the real-time ability to quantify the behavioral impact of leading decision makers and influencers across the financial, regulatory, and government domains. StressLens includes an innovative AI agent capable of detecting changes in tone, cadence, and physical movements, deciphering the intricate language of human emotions and the intentions with unparalleled accuracy and showcases a groundbreaking leap in technology that will revolutionize the way humans interact with machines. StressLens’ leading AI technology can now help us understand whether an executive on an earnings call is uncomfortable with their numbers, whether a policymaker is nervous, or whether there is a heightened level of discomfort or disagreement on a specific topic among a group conversation. Whether in business negotiations or public speaking engagements, StressLens serves as a trusted ally, providing real-time insights into the underlying emotions driving human interactions. As the world marches towards a future where human-AI collaboration becomes ubiquitous, StressLens stands at the forefront, spearheading a paradigm shift in how we perceive and interact with technology. FiscalNote has filed a patent on this technology and has also begun exploring making the technology available beyond the legislative, regulatory, and risk spaces to expand the use of StressLens in other AI markets where detecting human emotion is important such as Public Relations and Media Training, witness preparation for litigation, etc.

The second AI Agent, our global intelligence AI Copilot, was launched last week. The Global Intelligence AI-powered assistant was designed to help customers assess the shifting global landscape, manage emerging developments, and mitigate risk involved with the world’s most pressing geopolitical, macroeconomic, security, and regulatory challenges. Providing macroeconomic and country risk analysis, the Global Intelligence Copilot spans expert content across our geopolitical, macroeconomic, and security and risk portfolio — featuring Oxford Analytica, FrontierView, and Dragonfly — and enables FiscalNote users to ask questions related to a wide-range of issues, such as: geopolitical and market analysis, forecasts on inflation and other key macroeconomic indicators, travel risk and advisory, ongoing military conflicts, emerging risks by country, and views on the policy impacts of a national election. We’ve begun to turn on this AI capability for our existing customers who are purchasing our geopolitical and macroeconomic intelligence products with an increasing percentage of our users leveraging our AI capabilities each passing week. We expect that these new capabilities will not only drive improved usage, but also increased customer retention and growth in those products as well.

Using the data from Stage 1, the AI models from Stage 2, the AI Copilot Creator from Stage 3, we are rapidly bringing to market several AI Copilots with various skills. Generative AI is creating a substantial step change in opportunity for our customers to automate large portions of their workflows and drive substantial efficiency. Our Copilot vision through 2024 and into 2025 and beyond encompasses skills such as the ability to summarize changing legislation regulations from multiple different markets, conduct analysis of changing laws and regulations, create research memos, search existing databases of information, review documents for compliance and risk analysis, and various skills that we plan to bring to market over the next several quarters. Developing these skills from negotiating, market analysis, legislative and regulatory drafting and compliance, drafting memos, etcetera will collectively enable FiscalNote to build the most powerful legal, regulatory, and geopolitical AI assistant and eventually the world’s most powerful AI lawyer, and, similarly, will do the same to support adjacent personas across the span of strategic risk and opportunity.

We are already in market with the first of these solutions and expect to see accelerated development combining our proprietary data and information with our AI investments to bring these capabilities to our customers faster. From a go-to-market perspective, we are leveraging our substantial customer base of thousands of customers to drive Copilot adoption overall and drive a deeper level of workflow integration with our customers. To make our Copilots more accessible and broaden the lower end of our market reach we are also introducing a product-led-growth approach designed to engage individual users regardless of whether or not they are with a small business or inside of a large enterprise. Our overall goal is to accelerate getting our AI technologies into the hands of our existing and new customers while expanding the use cases for which our products are used. By way of example, there are almost 500,000 elected officials in the United States from the President to the local city council member and they all need to understand pending legislation and regulations and could consequently benefit from the use of FiscalNote AI in their day-to-day jobs. That segment alone is potentially a $1billion dollar a year recurring revenue opportunity. Most importantly, the early response for our recently launched AI products has been extremely positive and we continue to see significant potential to expand these offerings in the coming quarters.

In short, we are developing and will be accelerating the use of AI Copilots, leveraging the thousands of existing customers we have including government clients such as the United States Congress, the White House, and the DOD as well as our corporate clients including many of the Fortune 500 and their legal, legislative, regulatory, and policy departments. In the long run, our goal is to broaden adoption of our AI-enabled technologies by anyone that is in need of global policy and market intelligence.

We believe that over the long-term all information services companies from Thomson Reuters, Wolters Kluwer, to LexisNexis and others will need to eliminate and transform their existing cloud-based workflow solutions to adapt to the changing customer demands of leveraging AI agents to query their systems. No longer will it take 15 clicks on a web app to find an answer to a question. People will be able to simply query the ask, get the result, and leverage an AI agent to generate a report or run analysis. This is the future of AI-driven information services.

Additionally, we have been approached by both existing and new business partners to explore data licensing and/or co-selling our Copilots and AI Agents. For instance, we are exploring working with some of the large language model companies to potentially license portions of our data with the goal of exposing a larger universe of users to our data. Many similar such deals have been struck and announced in the press in recent weeks and we believe it is a trend we can leverage to expand our market opportunity. In particular, we anticipate that our proprietary data assets are uniquely valuable for such partnerships and our ability to help our clients see around the corner on regulatory and policy matters will allow us to strike uniquely valuable partnerships.

We are also exploring opportunities to leverage our AI Agents into various adjacent sectors ranging from earnings calls to PR agencies to investment banks to provide an ever-expanding universe of uses for our AI capabilities. I mentioned for instance the ability to use StressLens in the witness preparation process or in preparation for giving public remarks in front of Congress, regulatory investigations, or the press or in the analysis of earnings calls with various earnings call transcripts and financial data providers.

Within the next quarter, we will be showcasing our AI platform and Copilots at an AI Showcase Day that we will be announcing in the near term. There, we will further elaborate on the future multi-year roadmap we have established as we build the most powerful legal, regulatory, and geopolitical AI assistant and eventually the world’s most powerful AI lawyer, and, similarly, we’ll do the same to support adjacent personas across the span of strategic risk and opportunity. Having spent the last 10 years in training, gathering, and building data for our vertical, we are accelerating the use of these tools to bring new value for our customers. We are incredibly excited about the future of automation and autonomy and believe FiscalNote is leading the way for an AI-driven future for our customers across all of the numerous sectors we cover.

We expect the combination of improved operating performance, which I will further elaborate on, reallocation of our resources post-Board.org divestiture, and the launch of our new AI Copilots to return the company to a run rate revenue growth rate of low to mid-teens, as we have enjoyed in prior years.

Having elaborated on our AI growth strategy, let me now turn to our operational improvements. Our focus on upsell and cross-sell initiatives is ongoing. By aligning our teams and leveraging our AI prowess, we’ve enhanced the effectiveness of these strategies which drive higher contract values and deepen our relationships with key accounts. We’ve also made key updates to our CRM and other software tools to better support these efforts, giving our sales and customer success teams the visibility and insights they need to identify and capitalize on growth opportunities.

We continue to add new data and intelligence to expand our customer value. In the past several quarters we added new geopolitical and security intelligence capabilities through the integration of Dragonfly. We also expanded our EUIT offering, providing stakeholder coverage and data for all 705 members of the European Parliament. And finally, we expanded our global policy and analysis coverage to over 80 countries - most recently to include China’s national-level and provincial-level legislative and regulatory policy developments, positioning FiscalNote as one of the only providers of Chinese national and provincial regulatory and policy intelligence.

Our European business now constitutes 15% of our revenues and our European policy business and security intelligence and risk businesses remain some of our fastest growing in our overall product portfolio, growing north of 20% a year. We continue to explore doubling down in areas of accelerated growth to drive overall growth in the business.

Our large Enterprise business also continues to grow with meaningful new customers added in the last quarter. As we have doubled down and more heavily invested in larger, more strategic accounts for our line salespeople to go after, we expect bookings growth to accelerate in the second half of the year to align with traditional seasonality in software buying cycles.

To that end, we're streamlining and simplifying our sales process, positioning FiscalNote as a unified provider of geopolitical and market intelligence solutions. By bundling our offerings in this way, we believe we can drive higher customer retention and more durable revenue streams. This is allowing us to bring together our various data sets, analytical tools, and workflow solutions into cohesive packages aligned to the key use cases and pain points of our customers. It's about making it easier for them to access the full value of our overall platform and building deeper, more strategic relationships over time.

As we look ahead, our path to reaching and maintaining low to mid-mid-teens compounded annual growth for 2025 and beyond remains clear. We're committed to executing on our long-term growth strategy, which centers on deepening and widening our penetration across core customers with our core offerings. This means continuing to innovate and expand our portfolio of AI-powered solutions, while also investing in sales and marketing to drive new logo acquisition and expand our presence in key markets like Europe, where we have a still nascent foothold but see significant untapped potential. FiscalNote pushed the industry to combine cloud software and international information; we pushed the market to include point solutions like advocacy software bundled with legislative information; we pushed the market to include a larger and larger amount of information from countries around the world - we have been pushing and leading product innovation for years and we will continue to do so in the future on the AI front.

On the strategic front, I want to briefly touch on the ongoing review process. Our recent divestiture unlocked significant value and our Board will consequently continue to evaluate all such strategic opportunities given the continued view that our overall business remains undervalued in this market. The Board.org transaction delivered a tremendous return on our initial investment and is a testament to the significant value of but one component of our overall business. The transaction also demonstrates our disciplined approach to M&A and our ability to create value through both strategic acquisitions encompassing both purchases and divestitures. We remain laser-focused on driving shareholder value by building a durable and profitable business for the long term, but the Board will also continue to evaluate all options to realize value for our shareholders. We have a clear AI leadership position in our industry, and it generates consistent recurring revenues from a premier base of global customers. Our business drives consistent, 80% adjusted gross margins and has an operational foundation with high operating leverage. We have been profitable on an Adjusted EBITDA basis for 3 quarters now and our go-forward focus remains equally weighted on driving both bottom line profitability and top line growth.

In closing, I'm incredibly proud of what the FiscalNote team has accomplished, not just in the first quarter, but over the past year. We've emerged as a leaner, more agile organization, with a strengthened foundation for long-term durable growth. Our investments in AI, our focus on operational excellence, and our commitment to customer success have positioned us to capitalize on the vast opportunities ahead. I believe that the new AI-driven future will mean that the old way of analyzing legislative, regulatory, and geopolitical risk will become obsolete and will drive enormous opportunities for FiscalNote.

As we move through 2024, we view it as the first step in a multi-year journey to earning our place in the history books and becoming the dominant player in our industry. Our strategy is simple: deep and wide penetration across our core customer base with our core offerings, translating into higher revenues and accelerating Adjusted EBITDA margins, as we realize incremental operating leverage. It's a powerful formula, and one that I believe will create significant value for all of our stakeholders in the years ahead.

With that, I'll turn it over to Jon Slabaugh, our CFO, for a detailed review of our numbers. Jon?

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Speaker 3: Jon Slabaugh, CFO and Chief Investment Officer, FiscalNote, Inc.

Thank you, Tim.

My comments this morning will be brief. So let me jump right in and walk through the numbers for Q1 2024, starting with the income statement.

Looking at revenues, total revenue for Q1 2024 was $32.1 million dollars, slightly higher than the prior year period. Subscription revenue during the quarter accounted for 92% of revenue, in line with the Company’s historical trends.

Digging deeper into revenue, with respect to our key performance metrics we experienced some comparison challenges this quarter due to the divestiture of Board.org.

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In Q1 24, run-rate revenue was $122 million dollars and annual recurring revenue was $110 million dollars;
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On a pro forma basis, adjusting for the impact of the Board.org divestiture, both metrics for Q1 24 were higher than the prior year period; and
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In Q1 24, net revenue retention was 96%, a similar level to the prior year.

Overall, revenue performance in the quarter reflects increases from organic growth and acquisitions during the prior twelve months, offset by decreases resulting from both dispositions and product discontinuations.

Turning to expenses, principal operating expenses in Q1 2024 decreased versus the prior year. Specifically, the cost of revenue decreased by approximately $2 million dollars or 19%, R&D decreased by approximately $2 million dollars or 32%, Sales & Marketing decreased by approximately $3 million dollars or 23%, and G&A decreased by approximately $2 million dollars or 12%. Generally speaking, the reductions in operating expenses principally reflect cost control measures instituted across 2023 as well as the impact of the sale of board.org and sunset products.

Looking at our profitability during the quarter, let’s start above the line. Gross margins remained strong in the quarter, with Q1 2024 coming in at 77% on a GAAP basis and 85% on an adjusted basis, both increases over the prior year period. These improvements primarily reflect the impact of sunset products and improved efficiencies. We continue to pursue incremental efficiencies in our operations.

Transitioning to below the line, GAAP net income for Q1 2024 was $50 million dollars, an increase of over $68 million dollars and reflecting the substantial positive impact of the gain on the sale of Board.org during the period. EBITDA for Q1 2024 was $65 million dollars, an increase versus the prior year and primarily reflecting the impact of the gain from the sale of Board.org. Adjusting for non-cash and other non-recurring or one-time items, primarily the gain from the sale of board.org, Adjusted EBITDA was over $1 million dollars, a significant improvement year-over-year, and importantly the third consecutive quarter of positive performance for this key profitability metric.

Turning to the balance sheet, at quarter end we had cash and cash equivalents of $44 million dollars, sequentially higher than year-end 23 and slightly lower than the prior-year period. As we’ve reported recently, the divestiture of Board.org enabled us to materially improve our capital structure with the addition of $15 million dollars to cash. Period-end cash also reflects our ongoing initiatives to control spending across the Company, and prudently allocate capital to investments in the business with the potential for high growth and positive return characteristics. We have sufficient cash resources to fund our operations and we do not see any immediate, or intermediate need for additional capital.

At quarter end, our total debt stood at $177 million dollars, significantly lower sequentially than the level recorded at year-end 2023. This amount includes $93 million dollars related to our senior term loan after giving effect of our $66 million dollars principal repayment made during the quarter following the sale of Board.org. Simultaneous to that, we also amended our Credit Agreement with our senior lenders to, among other things, extend principal amortization payments for an additional 12 months, now beginning in August of 2026. We continue to manage our debt service levels balanced by ongoing investments in capex and opex.

Turning to guidance, today we have reaffirmed our full year forecast for:

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Total revenues of $123 to $127 million dollars;
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Total run-rate revenue of $126 to $134 million dollars; and
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Adjusted EBITDA of $7 to $9 million dollars.

We also today provided the following forecast for Q2 2024:

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Total revenues of approximately $29 million dollars; and
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Adjusted EBITDA of approximately $1 million dollars.

As a reminder, forecasts for both the quarter and full year reflect the impact of the Board.org divestiture among other considerations.

In summary, the overall performance of Q1 2024 was as expected. Our forecast for the second quarter indicates a slight bias toward the second half of the year in terms of our full-year ranges, in line with prior years’ seasonality. As we’ve stated previously, 2024 is a year of transformation and a bridge to revenue and margin expansion beginning in 2025 and leading eventually to our long-term run-rate revenue targets. The business remains strong. We continue to execute our operational efficiency initiatives in concert with our product strategy, all in pursuit of further strengthening our established position as a critical partner to our expansive, global customer base.

That concludes my prepared remarks. I'll turn it over to the operator to begin the question-and-answer session. Operator?

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